Exhibit 99(c)(7)

Share Premium Analysis
Acquisition of Minority Interests In Small, Illiquid Companies by Majority Shareholder
(Dollars in millions)

Search Criteria: Closed transactions between 1/1/00 and 2/18/05; Market Capitalization less than $50 million; Percent sought between 5% — 25%; 5-day Premium of 0% — 100%.

					Percent	Target	Target LTM	LTM	Price per	1 Day	5 Day	30 Day
	Date Closed	Seller	Buyer	Deal Size	Sought	Market Cap	Revenue	EBITDA	Share	Premium	Premium	Premium

	$0 - $50 million Market Cap
1	10-Jul-02	Electric Lightwave Inc	Citizens Communications Co.	$5.4	15.0%	$35.9	$17.4	n/a	$0.70	105.9%	79.5%	55.6%	(a)
2	15-Oct-01	Lincoln Snacks Co.	Brynwood Partners III LP	3.1	10.2%	30.1	35.9	2.9	3.50	12.9%	16.7%	27.3%
3	14-Jan-02	Organic, Inc.	Seneca Investments LLC	5.6	19.1%	29.3	66.9	(40.9)	0.33	13.8%	17.9%	37.5%
4	19-Mar-03	Income Opp. Realty Investors, Inc.	Basic Capital Management, Inc.	4.9	17.9%	27.4	21.3	9.1	19.00	28.7%	26.7%	65.1%
5	3-Jan-02	Enex Resources Corp	3TEC Energy Corp.	3.8	20.0%	18.8	19.3	2.9	14.00	-2.4%	0.0%	-6.4%	(a)
6	12-Dec-00	Quiznos Corp.	Quiznos Corp. / Management	3.4	18.1%	18.8	15.8	5.5	8.00	18.5%	18.5%	28.0%
7	27-Sep-04	United Pacific Industries Ltd.	GSB Holdings, Inc.	2.1	11.7%	17.8	17.3	2.4	0.03	3.2%	3.2%	6.7%
8	6-May-04	Reeds Jewelers, Inc.	Sparkle LLC	2.2	12.5%	17.4	9.3	1.7	2.05	88.1%	94.3%	95.2%	(a)
9	31-Mar-04	Ecogen Inc	ECGN Acquisition, Inc.	1.7	10.0%	16.8	7.4	(0.5)	0.25	127.3%	61.3%	78.6%

			High	$5.6	20.0%	$35.9	$66.9	$9.1	$19.00	127.3%	61.3%	78.6%

			Median	3.4	15.0%	18.8	17.4	2.7	$2.05	16.2%	18.2%	32.8%
			Mean	3.6	14.9%	23.6	23.4	(2.1)	$5.32	34.1%	24.0%	40.5%

			Low	1.7	10.0%	16.8	7.4	(40.9)	$0.03	3.2%	3.2%	6.7%

(a) Excluded from the range of premiums as outliers.
Source: Factset Mergerstat, LLC.